EMPLOYMENT AGREEMENT
          This EMPLOYMENT AGREEMENT is made and entered into as of November 4, 2002, by and between Optelecom, Inc., a Delaware corporation (the “Company”), and Edmund Ludwig, an individual (“Employee”), Other capitalized terms shall have the respective meanings set forth in Section 15 and elsewhere herein.
RECITALS:
          WHEREAS, the Company desires to employ Employee on terms that will encourage the attention and dedication of Employee to the Company as one of its key employees; and
          WHEREAS, Employee is willing to accept such employment by the Company on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:
1. Employment. The Company hereby offers and Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement, which terms and conditions shall supersede all terms and conditions of any other oral or written employment agreement(s) entered into between the Company and Employee prior to the date hereof.
2. Term of Agreement. The Employee’s employment is intended to be on an “at-will” basis and shall continue until terminated as provided in Section 14 hereof.
3. Duties. Employee shall serve as the President and Chief Executive Officer of the Company, reporting to the Chairman of the Board of the Company and to the Board of Directors, or such other person(s) as may be designated from time to time by the Company. Employee shall perform the duties required of a Chief Executive Officer to the best of Employee’s ability, experience and talents, all to the reasonable satisfaction of the Company, including but not limited to all technical, financial, marketing/sales and operations aspects of the company.
          Employee agrees to devote his entire working time, energy and skills to such employment during the Employment Period, and shall not during the Employment Period render any services of a business, commercial or professional nature to any person or organization other than the Company or be engaged in any other business activity, except as permitted by Section 10 of this Agreement. Such duties shall be rendered at such place or places as the Company shall in good faith require; provided that Employee’s place of employment during the Employment Period shall not be more than forty (40) miles from the Seller’s current location without Employee’s prior consent.
          Employee represents and warrants that he is not a party to or bound by any agreement or contract or subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent Employee from entering into and performing his obligations under this Agreement.

          4. Compensation. During the Employment Period, Employee shall be compensated for his services as follows:
          (a) Base Salary. Employee shall be paid a basic salary in the annualized amount of not less than $190,000 payable in substantially equal bi-monthly or other installments in accordance with the general practice of the Company, subject to any and all customary payroll deductions for the FICA, federal, state and local taxes, and fringe benefits. Employee’s base salary will be reviewed annually and subject to adjustment by the Chairman in consultation with the Compensation Committee of the Board of Directors, in their sole discretion.
          (b) Bonus. Employee shall be eligible for an annual bonus based upon Employee’s individual performance and specified sales, sales growth and profitability goals and objectives for the Company to be developed annually in good faith by the Chairman in consultation with the Compensation Committee of the Board of Directors, in consultation with Employee. His annual bonus for the year 2002 will be as stated in the annual bonus plan dated June 11, 2002 previously submitted by management and approved by the Board of Directors, using his current salary level of $167,500, as a basis for calculation of the cash portion of the bonus.
          (c) Stock Options. Employee shall be eligible for the award of stock options in the Company as provided in the Employee Stock Option Plan then in effect.
          (e) Other Benefits. Employee shall also be a participant, to the extent he meets all eligibility requirements of general application, in any and all employee benefit plans in which the Company’s employees are entitled to participate, including, but not limited to, a 401(k) plan, group hospitalization, medical and disability plans. Additionally, the Employee shall receive an automobile allowance of $500 per month or alternatively, the Company shall lease a vehicle for the use of Employee at a monthly payment limited to not more than $500 per month.
          5. Employee Expenses. During the Employment Period, Employee shall be entitled to be reimbursed for reasonable or necessary expenditures incurred in the performance of Employee’s duties hereunder and approved by the Company, subject to the submission by Employee of the documentation necessary to support the deductibility of such expenses by the Company on its federal, state and local income tax returns.
          6. Vacation. During the Employment Period, Employee shall be entitled to four (4) weeks paid vacation in accordance with the Company’s regular vacation policies in effect from time to time.
          7. No Competing Business. Employee hereby agrees to adhere to the non-competition policy of the Company as acknowledged by the Employee.

          8. No Interference with the Business. Employee hereby agrees to adhere to the post-employment non-interference policy of the Company as acknowledged by the Employee.
          9. No Disclosure of Confidential Information. Employee hereby agrees to adhere to the confidentiality policy of the Company as acknowledged by the Employee.
          10. Permitted Activities. The restrictions set forth in Sections 7, 8 and 9 of this Agreement shall not apply to Permitted Activities or to actions taken by Employee during the time Employee may be employed by the Company to the extent, but only to the extent, that such actions are (i) necessary in connection with such employment, or (ii) expressly approved in writing by the Company.
          11. Inventions / Intellectual Property / Confidentiality. The Employee agrees to execute the Company’s standard employee agreements pertaining to inventions, intellectual property disclosure and confidentiality and to abide by said policies as then in effect.
          12. Reduction of Restrictions by Court Action. If the length of time, type of activity, geographic area or other restrictions set forth in the restrictions of Sections 7, 8 or 9 are deemed unreasonable in any court proceeding, the parties hereto agree that the court may reduce such restrictions to ones it deems reasonable to protect the substantial investment of the Company and Affiliates in their business and the goodwill attached thereto.
          13. Remedies. Employee understands that the Company will not have an adequate remedy at law for the material breach or threatened breach by Employee of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such material breach or threatened breach, Company may, in addition to the other remedies which may be available to it, to injunctive relief (without bond) and to enjoin Employee from the breach or threatened breach of such covenants.
          14. Termination.
(a)	The Employment Period shall terminate upon the first to occur of:
(i)	the Employee’s death,

(ii)	the Disability of Employee,

(iii)	the termination of the Agreement by the Company for Cause,

(iv)	at any time by the Company for any reason upon thirty (30) day’s prior written notice to Employee, or

(v)	at any time by Employee for retirement or any reason upon one hundred twenty (120) day’s prior written notice to Company.

(b)	The termination of the Employment Period as provided above shall not relieve Employee of his obligations under Sections 7, 8 and 9 of this Agreement.

(c)	If this Agreement is terminated pursuant to Paragraph 14(a)(i) or 14(a)(ii) above, Employee or Employee’s estate will continue to receive his Base Salary for two (2) months following termination, notwithstanding the terms and conditions of any death or disability payments due under applicable benefit plans of the Company then in effect.

(d)	If this Agreement is terminated by the Company pursuant to Section 14(a)(iii) of this Agreement, Employee shall not be entitled to receive any further pay or benefits following the date on which employment ends.

(e)	If this Agreement is terminated pursuant to Paragraph 14(a)(iv) above, Employee shall be entitled to receive his Base Salary, any bonus earned through the termination date and to participate in all employee benefit plans for a period of twelve (12) months following termination. Employee shall also receive any and all employee benefits accrued through the termination date, the amount, form and payment of which shall be determined in accordance with the terms of such employee benefit plans then in place at the Company. Notwithstanding, should the employee be terminated pursuant to Paragraph 14(a)(iv) above following a Change of Control as defined herein, the employee shall be entitled to receive his Base Salary, any bonus earned through the termination date and to participate in all employee benefit plans for twenty-four (24) months following termination pursuant to Paragraph 14(a)(iv) above.

(f)	If, and only if, the Employee properly terminates his employment by retirement with notice pursuant to Paragraph 14(a)(v) above, and has not otherwise violated this Agreement, then Employer shall further pay to Employee an amount equivalent to one (1) week of the last annual base salary of Employee times the number of full years that Employee has been employed by the Company.

(g)	If terminated for any reason other than Section 14 (a) (iii), all earned, but unvested options will immediately vest upon the date of termination and be exercisable for a period of ninety (90) days from the date of termination. If terminated under Section 14 (a) (iii), those options previously vested will be exercisable for a period of 30 days following termination.
          15.        Survival following Change of Control. Notwithstanding any other provision within this Agreement, this Agreement shall survive any Change in Control, as defined herein, that shall occur.
          16.        Definitions. As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

          “Cause” shall include, without limitation, (i) Employee’s gross negligence in the performance or non-performance of any of Employee’s responsibilities to the Company hereunder, (ii) Employee’s failure to follow the Company’s reasonable instructions with respect to the performance of Employee’s duties hereunder, (iii) Employee’s inability, refusal or failure to continue to perform the duties required hereunder at any time, (iv) excessive absenteeism or flagrant neglect of work, (v) serious misconduct or conviction of a felony or fraud, (vi) disclosure of any proprietary information of the Company without the consent of the Company, (vii) aiding a competitor of the Company to the detriment of the Company, and/or (viii) the breach of any other covenants or agreements of Employee under this Agreement; provided Employee shall be given written notice by the Company and twenty (20) days to cure any conduct which the Company in good faith determines qualifies as “Cause” notification.
     “Change of Control” shall mean:
(a) Any Person (as defined conventionally in the context of corporate ownership) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of more than 50% of the Employer’s then outstanding voting securities (measured on the basis of voting power); (b) The closing of an agreement of merger or consolidation with any other corporation or business entity, other than (x) a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Employer, at least 50% of the combined voting power of the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a re-capitalization of the Employer (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Employer’s then outstanding securities; or (c) The liquidation or dissolution of the Employer or upon the closing of a sale or disposition by the Employer of all or substantially all of the Employer’s assets.
          “Disability” shall mean any illness, disability or incapacity of such a character as to render Employee unable to perform his duties hereunder (which determination shall be made by the Company) for a total period of ninety (90) days, whether or not such days are consecutive, during any consecutive twelve (12) month period.
          “Employment Period” shall mean the period between the date of execution of this agreement and the termination of employment pursuant to Paragraph 14 of this Agreement.
          “Permitted Activities” shall mean (i) owning Company common stock, (ii) serving as an officer or employee of the Company, (iii) Employee’s equity investments in the equity shares or debt securities of publicly-traded companies provided that Employee is not involved in the management of such business and such activities do not interfere with the

Company’s business or Employee’s duties and responsibilities under this Agreement, or (iv) any other activities approved in writing by the Company.
          16. Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission (telecopy) to the respective parties, or five (5) days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties:

If to Company:	Mr. Clyde Heintzelman
Chairman, Optelecom, Inc.
12920 Cloverleaf Center Drive
Germantown, Maryland 20874
Telephone 301-840-2121
Telephone 301-444-2200

If to Employee:	Edmund D. Ludwig
17725 Mill Creek Drive
Derwood, Maryland 20855
Telephone: 301-926-1186
          17. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties’ successors and permitted assigns. This Agreement and the rights and obligations of the parties hereunder may not otherwise be assigned or delegated by either party without the prior written consent of the other party hereto.
          18. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supercedes any and all prior and contemporaneous agreements, written or oral, between the parties relating to the subject matter hereof.
          19. Amendment. No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by a duly appointed officer of the Company and Employee.
          20. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
          21. Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

          22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed the original without, but all of which together shall constitute one and the same instrument.
          23. Headings. Headings of the sections and subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
          24. Litigation Expenses. All litigation expenses of the Company or Employee in enforcing any of the provisions of this Agreement, including reasonable attorneys’ fees, shall be borne by the party who may be found in default or noncompliance with the provisions of this Agreement.
          25. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed, construed and enforced in accordance with the internal laws of the State of Maryland, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPTELECOM, Inc.

By:	/s/ Clyde Heintzelman

Name:	Clyde Heintzelman
Title:	Chairman

EMPLOYEE

/s/ Edmund Ludwig

Edmund Ludwig

FIRST AMENDMENT TO SERVICE AGREEMENT
          This FIRST AMENDMENT TO SERVICE AGREEMENT is made and entered into this 2nd day of May, 2004 by and between Optelecom, Inc., a Delaware corporation (the “Company”) and Edmund Ludwig, an individual (“Employee”). All capitalized terms used and not defined herein shall have the respective meanings set forth in the Service Agreement between the Company and Employee dated as of November 4, 2002 (the “Service Agreement”).
          WHEREAS the Company and the Employee have entered into the Service Agreement setting forth the terms and conditions of Employee’s employment by the Company; and
          WHEREAS the Company and Employee are desirous of amending the Service Agreement and such Amendment has been reviewed and approved by the Compensation Committee of the Board of Directors of the Company.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Service Agreement and herein, the parties agree as follows:
          1. Paragraph 4 (a) of The Service Agreement shall be and hereby is changed to increase the base salary from $190, 000 to $220,000.
          4. All other terms and conditions of the Service Agreement and its Amendments shall remain unchanged.
          IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this First Amendment to the Service Agreement as of the date set forth above.

OPTELECOM, INC.

By:

David Lipinski, Chairman, Compensation Committee

EMPLOYEE

Edmund Ludwig